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                                                                    EXHIBIT 99.4

                     SCHEDULE OF TGC COMMON STOCK PURCHASES


DATE OF PURCHASE              NUMBER OF SHARES          PRICE PER SHARE
----------------              ----------------          ---------------
December 8, 2000                   1,400                     $0.75

December 11, 2000                    800                     $0.875

December 14, 2000                    500                     $1.00

December 20, 2000                  2,000                     $1.00

December 21, 2000                    750                     $1.00

December 26, 2000                    250                     $1.00

December 27, 2000                  1,250                   $1.03125

December 28, 2000                  1,354                   $1.03125

December 29, 2000                    500                     $1.00